Exhibit 99.1

MATERIAL SCIENCES CORPORATION

AMENDS AND RESTATES ITS LINE OF CREDIT AND REDEEMS SENIOR NOTES

ELK GROVE VILLAGE, IL, May 12, 2004—Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today announced that it entered into an amended and restated $30.0 million line of credit on April 30, 2004. At the company’s option, interest is at the bank’s prime rate (4.0 percent as of February 29, 2004) or at LIBOR plus a margin based on funded debt to EBITDA (as defined in the agreement). This secured line of credit matures on October 11, 2007.

In conjunction with the amended and restated line of credit, the company also announced that it made a principal prepayment of $36.2 million, plus accrued interest of $1.1 million and a contractual debt prepayment penalty of $3.3 million (pretax) to most of the holders of its privately placed senior notes issued in 1998 (1998 Senior Notes). The prepayment was made on May 10, 2004 and funded by cash on hand and the debt available under the amended and restated line of credit. The remaining noteholders elected to postpone redemption and waive the company’s noncompliance with the minimum net worth covenant until the earlier of June 1, 2004 or prepayment of the 1998 Senior Notes. The remaining principal ($7.8 million), estimated interest ($.3 million) and estimated prepayment penalty ($.7 million) is expected to be paid on or before June 1, 2004.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

News Release

May 12, 2004

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors (including changes in industry capacity); acceptance of brake damping materials, engine components and body panel laminate parts (Quiet Steel®) by customers in North America and Europe; proceeds and costs associated with the potential sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the company; continuation of current interest rates and the related impact on the estimated contractual debt prepayment penalty; and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com and www.frbinc.com.